SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

June 16, 2016

EVENT CARDIO GROUP INC.
(Exact name of registrant as specified in its charter)

Nevada	0-52518	20-8051714
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

739 Colony Palm Drive Boynton Beach, Florida	33436

 (Former address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Share Purchase and Option Agreement

On June 16, 2016, Event Cardio Group Inc., a Nevada corporation (the “Company”), and certain of its affiliated entities, entered into, and consummated the transactions contemplated by, a Share Purchase and Option Agreement (the “Agreement”) with Nick Bozza, individually and as nominee of the Nick Bozza Family Trust (collectively, “Mr. Bozza”), filed as exhibit 10.1 to this report. Pursuant to the Agreement, Mr. Bozza relinquished his rights under a license granted by the Company in 2014 to market and distribute the Company’s wireless cardiac monitoring device in Canada, exclusively within the Province of Ontario, and to the repayment of certain indebtedness of the Company and its affiliated entities. Each of the parties also released all claims which it may have against each of the other parties to the Agreement. In addition, Mr. Bozza sold to the Company 20,000,000 shares of the Company’s common stock, together with shares of the affiliated entities. In addition, Mr. Bozza granted the Company an option to purchase the remaining 9,812,500 shares of the Company’s common stock owned by him for a purchase price of US$500,000 at any time prior to May 6, 2018. For all the rights acquired, in addition to releasing Mr. Bozza from any claims it may have against him, the Company paid Mr. Bozza CAD $1,025,000, or approximately US $850,000.

Subscription Agreements

On June 16, 2016, the Company sold to Zhenli Xu, a citizen of China, 2,500,000 shares of the Company’s common stock and warrants to purchase an additional 833,333 shares of common stock, for a purchase price of $375,000, pursuant to a subscription agreement filed as exhibit 10.2 to this report. The warrants may be exercised at any time prior to December 31, 2019 at an initial exercise price of $0.25 per share.

On June 15, 2016, the Company sold to entities controlled by each of Ian Genoa and Michael Ho an aggregate of 10,000,000 shares of the Company’s common stock and warrants to purchase an aggregate of 5,000,000 shares of common stock, for a total purchase price of $1,000,000, pursuant to subscription agreements filed as exhibits 10.4 and 10.6, respectively, to this report. The warrants may be exercised at any time prior to May 26, 2019 at an initial exercise price of $0.25 per share.

Item 3.02 Unregistered Sales of Equity Securities.

On June 16, 2016, the Company sold 2,500,000 shares of the Company’s common stock and warrants to purchase an additional 833,333 shares of common stock to Zhenli Xu, a citizen of China, for a purchase price of $375,000. The warrants may be exercised at any time prior to December 31, 2019 at an initial exercise price of $0.25 per share. The shares and warrants were sold pursuant to the exemption from registration provided by Regulation S promulgated under the Securities Act. The Company did not pay any sales commissions or broker fees in connection with the issuance of the shares and warrants. The certificates evidencing the shares and the warrants were endorsed with a legend restricting their sale or other disposition without compliance with the registration requirements of the Securities Act or an exemption therefrom.

On June 15, 2016, the Company sold an aggregate of 10,000,000 shares of the Company’s common stock and warrants to purchase an additional 5,000,000 shares of common stock to entities controlled by Ian Genoa and Michael Ho. The warrants may be exercised at any time prior to May 26, 2019 at an initial exercise price of $0.25 per share. The shares and warrants were sold pursuant to the exemption from registration provided by Regulation S promulgated under the Securities Act. The Company did not pay any sales commissions or broker fees in connection with the issuance of the shares and warrants. The certificates evidencing the shares and the warrants were endorsed with a legend restricting their sale or other disposition without compliance with the registration requirements of the Securities Act or an exemption therefrom.

Item 7.01 Regulation FD Disclosure.

On June 21, 2016, the Company issued a press release with respect to the transactions described in Items 1.01 and 3.02 of this report. The press release is attached as Exhibit 99.1 to this report.

The information in Exhibit 99.1 shall not be deemed as “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liability of such Section, nor shall it be deemed incorporated by reference in any filing by us under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Share Purchase and Option Agreement dated June 16, 2016
10.2	Subscription Agreement with Zhenli Xu.
10.3	Warrant issued to Zhenli Xu.
10.4	Subscription Agreement with 2008817 Ontario Limited.
10.5	Warrant issued to 2508817 Ontario Limited.
10.6	Subscription Agreement with 1789134 Ontario Limited.
10.7	Warrant issued to 1789134 Ontario Limited.
99.1	Press release issued on June 21, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 22, 2016

EVENT CARDIO GROUP INC.

By:	/s/ John Bentivoglio
John Bentivoglio
Chief Executive Officer